EXHIBIT 99.1

Mawson Infrastructure Group Inc. Expands into AI and HPC Markets and Announces the Signing of AI/HPC Colocation Agreement for 20 MW

Initial AI/HPC (Artificial Intelligence/High-Performance Computing) Colocation Agreement Signed Expected to Generate Cumulative Revenue Potential of $285 Million1 through 6-Year Initial 20 MW Contract Term

Also Signs a Separate Non-Binding LOI to expand AI/HPC Colocation Business to 144 MW

Positions Mawson Infrastructure Group as a Rising Player in the AI and HPC Digital Infrastructure Space

MIDLAND, Pa., Aug. 12, 2024 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ: MIGI) ("Mawson" or “the Company"), a publicly traded digital infrastructure provider in the United States, today announced that it has entered into a binding AI/HPC (Artificial Intelligence/High-Performance Computing) colocation business agreement (the “Agreement”) with BE Global Development Limited ("customer" or "BE") to provide an initial 20 megawatts (MW) of digital infrastructure for AI/HPC colocation services at a fixed, pre-determined price for the first two years of the Agreement, and with an initial six-year contract term.

Rahul Mewawalla, Mawson's CEO and President, commented, “We're very excited to sign this AI/HPC colocation services agreement and to enable the future acceleration of AI and HPC. This initial agreement illustrates Mawson’s digital infrastructure capabilities, which now includes AI, HPC, and digital assets. This also positions us as a competitive provider of digital infrastructure platforms and capabilities for cutting-edge compute operations such as AI and HPC in addition to digital assets. We expect the overall AI and HPC infrastructure market to grow to over $200 billion by 2030 and we continue to execute our growth strategy with our expansion into this market.”

The new 20 MW AI/HPC colocation business agreement has Mawson providing AI/HPC colocation services for the customer’s AI deployment, and the customer shall deploy NVIDIA GPUs. The initial 20 MW of capacity is expected to be deployed in the first quarter of 2025 and could generate approximately $92 million1 of potential revenue to Mawson during the first 2-years of the Agreement and approximately $285 million1 of total cumulative revenue over the 6-year initial contract term of the Agreement.

In addition, Mawson and the customer have also signed a non-binding letter of intent (LOI) to increase the initial 20 MW for AI/HPC colocation services to a total of 144 MW over time, which has the long-term potential to increase the total AI and HPC colocation capacity and services by 6x.

Sath Ganesarajah, CEO of BE, commented, “BE, backed and supported by major financial institutions, is excited to partner with Mawson on AI/HPC infrastructure and accelerated computing. We plan to deploy NVIDIA GPUs including H100s providing growth capabilities to numerous innovative AI/HPC customers and plan to grow our partnership with Mawson from the initial agreement of 20MW over a six-year initial contract term to 144 MW given the expected rapid growth in the AI/HPC market.”

Mawson’s expansion into providing AI and HPC colocation business services complements Mawson’s overall business model with the addition of a stable, recurring, long-term and high-margin revenue stream from the expected increase in additional growth opportunities. With the expected growth of revenue and gross margins, the entry into AI and HPC colocation infrastructure services is expected to significantly enhance Mawson’s earnings power over time.

Expanding into AI and HPC colocation services business, coupled with Mawson's established digital assets operations, creates a powerful digital infrastructure platform enabling sustainable growth while increasing shareholder value in the rapidly evolving digital infrastructure landscape across AI, HPC, and digital assets.

1. Revenue subject to change depending on operating capacity ramp up timeframes as well as potential colocation rate updates every two years as per the Agreement

About Mawson Infrastructure Group, Inc.

Mawson Infrastructure Group (NASDAQ: MIGI) is building Next-Generation Infrastructure Platforms for AI, HPC, and Digital Assets. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy including artificial intelligence, high-performance computing solutions, and digital assets using a Carbon-Free energy approach.

For more information, visit us at https://www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of digital assets and cryptocurrencies, further or new regulation of digital assets, the evolution of AI and HPC market and changing technologies, the slower than expected growth in demand for AI, HPC and other accelerated computing technologies than expected, the ability to timely implement and execute on AI and HPC digital infrastructure, and the ability to timely complete the digital infrastructure build-out in order to achieve its revenue expectations for the periods mentioned. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 21, 2023, November 13, 2023, May 15, 2024, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit us at https://www.mawsoninc.com

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